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                                                                    EXHIBIT 99.1

                                                                   July 16, 2001
                                                                   31 75 6595720






AHOLD TO ACQUIRE ALL OUTSTANDING SHARES IN
PEAPOD, AMERICA'S LEADING INTERNET GROCER


TENDER OFFER FOR REMAINING 42% TO RUN IN JULY 2001


ZAANDAM, THE NETHERLANDS / CHICAGO, ILLINOIS (USA), JULY 16, 2001 - AHOLD (NYSE:
AHO), THE INTERNATIONAL FOOD RETAIL AND FOODSERVICE COMPANY, TODAY ANNOUNCED IT WILL LAUNCH A TENDER OFFER FOR ALL THE REMAINING OUTSTANDING VOTING SHARES IN AMERICA'S LEADING INTERNET GROCER PEAPOD INC. (NASDAQ: PPOD). THE APPROXIMATELY $35 MILLION TRANSACTION IS TO BE FOLLOWED BY A MERGER OF PEAPOD WITH A SUBSIDIARY OF AHOLD. AHOLD CURRENTLY HOLDS A 58% STAKE IN PEAPOD. THE COMPANY OFFERS $2.15 PER PEAPOD SHARE. PEAPOD'S BOARD OF DIRECTORS HAS APPROVED THE AHOLD TENDER OFFER, WHICH IS EXPECTED TO BE COMPLETED IN THE THIRD QUARTER OF 2001. FOLLOWING COMPLETION, PEAPOD WILL BE DELISTED FROM NASDAQ. THE ACQUISITION IS EXPECTED TO HAVE AN ALMOST NEUTRAL IMPACT ON AHOLD EARNINGS PER SHARE IN 2001.

BACKGROUND
Ahold's acquisition proposal was made in response to a specific request from a special committee of independent directors designated by the Board of Directors of Peapod that had been established to consider various financing alternatives. In initial discussions between the Special Committee and Ahold, Ahold indicated that if it were to make a proposal, the proposal would not exceed $1.50 per share. After further discussions with the Special Committee, Ahold ultimately proposed to acquire the remaining outstanding shares of common stock at $2.15 per share. The Special Committee recommended approval of this proposal based, in part, on a fairness opinion delivered to the Special Committee by William Blair & Co., L.L.C. This purchase price represents a premium of 72% over the closing price of Peapod shares on Friday, July 13, 2001.


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Ahold has entered into a merger agreement with Peapod pursuant to which Ahold will commence a cash tender offer to acquire all the publicly held shares of common stock of Peapod at a price of $2.15 per share.

The tender offer is expected to commence in late July 2001. Following the tender offer, Ahold will acquire all remaining publicly held shares of Peapod through a merger transaction at the same price per share. The tender offer is not subject to any financing condition or a minimum condition but is subject to other customary closing conditions. In connection with its earlier acquisition of Peapod convertible preferred stock, Ahold received antitrust clearance under the Hart Scott Rodino Act and no further clearance is necessary in connection with the tender offer or merger. The companies expect the closing to occur in the third quarter of 2001.

REMARKS BY AHOLD CFO MICHIEL MEURS
Michiel Meurs, Ahold's Chief Financial Officer, responsible for e-commerce, said: `Throughout our extensive retail operations in the U.S., we see a growing and strong demand for home delivery. By bringing Peapod fully into the Ahold family, we are best positioned to further grow the company successfully and meet increasing customer requirements. Strategically, we are convinced that the web-based grocery business combined with our store network under strong local brands will prove to be a powerful concept to attract and retain loyal customers.'

REMARKS BY PEAPOD PRESIDENT AND CEO MARC VAN GELDER
`Both Peapod and Ahold have absolute confidence in our clicks and bricks business model and in the internet grocery sector,' said Marc van Gelder, Peapod's President and Chief Executive Officer. `This acquisition gives Peapod the strong financial backing to execute its strategy. It enables Peapod to focus completely on its operations to build the best possible online grocery company to serve a growing customer base.'

AHOLD'S E-COMMERCE POLICY
In addition to the United States, Ahold has successful online shopping operations in The Netherlands, Sweden, Norway, Argentina and Guatemala with annualized sales of approximately Euro 250 million. The company sees home delivery as a valuable addition to the range of financial and other services offered throughout Ahold's store network. The significant Peapod expertise is being used in the U.S. as well as throughout Ahold's worldwide operation.

PEAPOD PROFILE
Founded in Chicago in 1989, Peapod (WWW.PEAPOD.COM) currently serves 120,000 customers in five major metropolitan markets: Chicago, Boston, southern Connecticut, Washington, D.C. and Long Island, N.Y. The company generated 2000 sales of $93 million and first-quarter 2001 sales of $24.9 million.


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AHOLD PROFILE
Ahold operates approximately 8,500 supermarkets, hypermarkets and other store formats in the United States, Europe, Latin America and Asia with consolidated 2000 sales of Euro 52.5 billion (close to $50 billion). The company also has a significant presence in the foodservice sector.

AHOLD CORPORATE COMMUNICATIONS: +31 75 659 5720
HANS GOBES: +31 6 55 82 22 98; JAN HOL: +31 6 22 93 31 37.
PEAPOD CORPORATE COMMUNICATIONS, PAULA WHEELER: +1 (847) 583-6412


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AHOLD HAS NOT YET COMMENCED THE TENDER OFFER DESCRIBED IN THIS PRESS RELEASE. AT
THE TIME THE OFFER IS COMMENCED, AHOLD WILL FILE A TENDER OFFER STATEMENT AND PEAPOD WILL FILE A SOLICITATION/ RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. PEAPOD
SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT, BOTH OF WHICH WILL BE FILED WITH THE COMMISSION. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER
OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF PEAPOD, AT NO EXPENSE TO THEM. THESE DOCUMENTS ALSO WILL BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THIS AHOLD PRESS RELEASE CONTAINS `FORWARD-LOOKING' STATEMENTS. ACTUAL RESULTS MAY DIFFER FROM SUCH STATEMENTS AS THEY MAY HAVE BEEN INFLUENCED BY FACTORS BEYOND THE COMPANY'S ABILITY TO
CONTROL, AS MORE FULLY DISCUSSED IN THE COMPANY'S ANNUAL REPORT.
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